Filed Pursuant to Rule 424(b)(2)
Registration No. 333-41106

PROSPECTUS SUPPLEMENT

To Prospectus dated July 18, 2000

$200,000,000

Crown Castle International Corp.

4% Convertible Senior Notes due 2010

We are offering $200 million of our 4% Convertible Senior Notes due 2010. Interest on the notes will be payable on January 15 and July 15 of each year, beginning on January 15, 2004. Holders may convert their notes into shares of our common stock at a conversion rate of 92.3361 shares per $1,000 principal amount of notes, subject to adjustment, before the close of business on July 15, 2010.

The notes will mature on July 15, 2010. We may redeem the notes in whole or in part for cash at any time on or after July 18, 2008 at the redemption prices set forth under “Description of Notes — Optional Redemption.”

If a designated event as described in this prospectus supplement occurs prior to the maturity of the notes, you may require us to repurchase all or part of your notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

The notes are our senior unsecured debt and will rank on parity with all of our existing and future senior unsecured indebtedness and prior to all subordinated debt.

Our common stock is listed on The New York Stock Exchange under the symbol “CCI”. The last reported sales price of our common stock on June 26, 2003 was $7.60 per share.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

The securities offered in this prospectus supplement have not been recommended by the Securities and Exchange Commission or any state or foreign securities commission or any regulatory authority. These authorities have not confirmed the accuracy or determined the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

PRICE 100% PLUS ACCRUED INTEREST, IF ANY

	Per Note	Total
Initial public offering price	100.0%	$200,000,000
Underwriting discounts and commissions	3.0%	$6,000,000
Proceeds to Crown Castle, before expenses	97.0%	$194,000,000

We have granted to the underwriters an option to purchase up to an additional $30 million aggregate principal amount of notes to cover over-allotments.

The underwriters expect to deliver the notes to purchasers on or about July 2, 2003.

Joint Book-Running Managers

JPMorgan	Morgan Stanley

Lehman Brothers	The Royal Bank of Scotland

June 26, 2003

Description of Debt Securities	5
Description of Capital Stock	15
Description of Warrants	24
Selling Stockholders	25
Plan of Distribution	25
Validity of Securities	26
Experts	26

IMPORTANT NOTICE ABOUT INFORMATION IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management’s beliefs, and assumptions made by management. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks, uncertainties and assumptions that are involved in these forward-looking statements include those risks and uncertainties described in “Risk Factors” beginning on page S-4 of this prospectus supplement and those described in our Annual Report on Form 10-K incorporated herein by reference. Those risks are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed or forecast in forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general U.S. and non-U.S. economic conditions, including the global economic slowdown and interest rate and currency exchange rate fluctuations and other risks, uncertainties and assumptions.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and accordingly file annual, quarterly and special reports, proxy statements and other information with the SEC. Members of the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of this public reference facility may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains materials we file electronically with the SEC. Our SEC filings are also available at the offices of The New York Stock Exchange at 20 Broad Street, New York, New York 10005 and on our website at http://www.crowncastle.com. The information on our website is not a part of, or incorporated by reference in, this prospectus.

ii

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

This prospectus supplement and accompanying prospectus incorporates by reference important business and financial information about us that is not otherwise included in this document. The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

1.	our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 26, 2003;

2.	our Proxy Statement on Schedule 14A, filed on April 16, 2003;

3.	our Quarterly Report on Form 10-Q for the three months ended March 31, 2003, filed on May 13, 2003;

4.	our Current Reports on Form 8-K filed on January 8, 2003, March 31, 2003 and May 6, 2003; and

5.	the description of our common stock contained in the Registration Statement on Form S-1 filed with the SEC on June 19, 1998, including any subsequent or future amendment or report for the purpose of updating such description.

Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 9 or 12 of Form 8-K are not incorporated herein by reference.

All documents and reports filed by us with the SEC (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished pursuant to Item 9 or 12 of Form 8-K, unless otherwise indicated therein) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of this offering shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.

The preceding list supercedes and replaces the documents listed in the accompanying prospectus under the heading “Incorporation of Information We File with the SEC”.

We will provide, without charge to each person, including any beneficial owner, to whom this document is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be submitted in writing, addressed to:

Crown Castle International Corp.

510 Bering Drive

Suite 500

Houston, TX 77057

Attention: Corporate Secretary

Telephone: (713) 570-3000

iii

PROSPECTUS SUPPLEMENT SUMMARY

The following information is qualified entirely by, and should be read in conjunction with, the more detailed information appearing elsewhere in and incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference to understand fully the terms of the notes, as well as the tax and other considerations that may be important to you in making a decision about whether to invest in the notes. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

THE COMPANY

We own, operate and lease towers, including co-locatable rooftop sites, and transmission networks for wireless communications and broadcast transmission companies. We engage in such activities through a variety of structures, including subleasing and management arrangements. We own, operate and manage over 15,500 wireless communication sites in the United States, the United Kingdom and Australia. Our customers currently include many of the world’s major wireless communications and broadcast companies, including Verizon, Cingular, Nextel, T-Mobile, Sprint PCS, AT&T Wireless, SingTel Optus, Vodafone, O2, Hutchison 3G UK Limited, Orange, British Sky Broadcasting Group plc, National Transcommunications Limited and the British Broadcasting Corporation.

Our main businesses are leasing, including via licensing, antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating analog and digital broadcast transmission networks and wireless networks. A key component of our strategy is to promote sharing of wireless towers and broadcast transmission infrastructure. We also provide certain network services relating to tower or other wireless infrastructure for our customers, including project management of antenna installations.

Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000.

THE OFFERING

Please refer to “Description of Notes” in this prospectus supplement for more information about the notes.

Issuer	Crown Castle International Corp., a Delaware corporation.

Notes offered	4% Convertible Senior Notes due 2010.

Total principal amount of notes being issued	$200 million ($230 million if the underwriters exercise their over-allotment option).

Stated maturity	July 15, 2010.

Interest	4% per year on the principal amount, payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning on January 15, 2004.

Conversion

The notes are convertible at the option of the holder into shares of our common stock at any time before the close of business on the maturity date, unless previously repurchased, at a conversion rate of 92.3361 shares per $1,000 principal amount of notes, subject to adjustment in some circumstances.

Optional Redemption	On or after July 18, 2008, we may redeem some or all of the notes at the redemption prices listed in “Description of Notes — Optional Redemption.”

Repurchase at option of holders upon a designated event

If we undergo a “designated event,” as that term is defined in the notes, you will have the right, subject to certain conditions and restrictions, to require us to repurchase your notes, in whole or in part, at 100% of the principal amount of the notes, plus accrued interest to the date of repurchase. See “Description of Notes — Repurchase at Option of Holders Upon a Designated Event.”

Ranking

The notes are our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated debt obligations. The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of March 31, 2003, after giving effect to this offering and the redemption of our 10 5/8% Senior Discount Notes due 2007, we had approximately $2,103.9 million outstanding in unsecured and unsubordinated consolidated indebtedness. In addition, as of March 31, 2003, we had approximately $1,069.2 million outstanding in total consolidated secured debt.

Use of proceeds	We intend to use the net proceeds from this offering to pay a portion of the redemption price payable on our 10 5/8% Senior Discount Notes due 2007 which we will redeem as of July 7, 2003.

Trading	We have not applied and do not intend to apply for listing of the notes on any securities exchange. Our common stock is listed on The New York Stock Exchange under the symbol “CCI”.

Risk factors

You should carefully consider all of the information included or incorporated by reference in this prospectus. In particular, you should evaluate the specific risk factors set forth in the “Risk Factors” section in this prospectus supplement and in our Annual Report on Form 10-K incorporated herein by reference for a discussion of the risks relating to us and an investment in the notes.

RISK FACTORS

You should carefully consider the risks described below and review the information contained in the other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing any notes.

Risks Relating to Our Business

Investing in the notes involves risks. You should carefully consider the specific factors discussed below under the heading “— Risks Relating to the Notes”, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus. For a further discussion of the risks, uncertainties and assumptions relating to our business, please see the discussion under the caption “Risks Factors” included in our annual report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference in this prospectus. The risks, uncertainties and assumptions associated with our business include:

•	Our substantial level of indebtedness could adversely affect our ability to react to changes in our business. We may also be limited in our ability to use debt to fund future capital needs.

•	To service our indebtedness, we will require a significant amount of cash from our subsidiaries. An inability to access our subsidiaries’ cash flow may lead to an acceleration of our indebtedness, including our notes. Currently, the instruments governing our subsidiaries’ indebtedness do not allow sufficient funds to be distributed to us to service our indebtedness.

•	Our business depends on the demand for wireless communication and towers. We have been and are likely to continue to be adversely affected by the slowdown in the growth of, or reduction in demand for, wireless communications.

•	The continuation of the current economic and telecommunications industry slowdown could materially and adversely affect our business (including reducing demand for our towers and network services) and the business of our customers.

•	If we are unable to successfully integrate acquired operations or manage our existing operations as we grow, our business will be adversely affected, and we may not be able to continue our current business strategy.

•	A substantial portion of our revenues is derived from a small number of customers, including Verizon, the BBC and Cingular. The loss or consolidation of any of our limited number of customers could materially decrease revenues.

•	As a holding company, we require dividends from subsidiaries to meet cash requirements or pay dividends. If our subsidiaries are unable to dividend cash to us when we need it, we may be unable to pay dividends or satisfy our obligations, including interest and principal payments, under our debt instruments.

•	The terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•	We operate our business in a competitive industry and some of our competitors have significantly more resources. As a result of this competition, we may find it more difficult to achieve favorable lease rates on our towers, and we may be forced to pay more for future tower acquisitions.

•	New technologies could make our tower antenna leasing services less desirable to potential tenants and result in decreasing revenues. Such new technologies could decrease demand for tower leases and negatively impact our revenues.

•	Agreements among our customers may act as alternatives to leasing sites from us. The proliferation of such agreements could have a material adverse effect on our revenues and operations.

•	Variability in demand for network services business has reduced the predictability of our results. We anticipate that our consolidated net revenues for the quarter ending June 30, 2003 will decline compared to consolidated net revenues for the quarter ended June 30, 2002. Consistent with the decline in consolidated net revenues for the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002, this decrease will primarily be attributable to decreases in our network services and other revenues resulting from decreases in demand for our antenna installations from our tenants and to our strategic decision to reduce our U.S. network services offerings.

•	We have historically experienced consolidated net losses and we anticipate that we will continue to experience consolidated net losses in the foreseeable future. There can be no assurances that we will not experience greater consolidated net losses in the future.

•	We may need additional financing for strategic growth opportunities which may not be available. If we are unable to raise capital in the future when needed, we may not be able to fund future growth opportunities.

•	We generally lease or sublease the land under our towers and may not be able to maintain these leases. If we fail to protect our rights against persons claiming superior rights in our communications sites, our business may be adversely affected.

•	Laws and regulations which could change at any time and with which we could fail to comply regulate our business. If we fail to comply with applicable laws or regulations, we could be fined or even lose our right to conduct some of our business.

•	Emissions from antennas on our towers may create health risks. We could suffer from future claims if the radio frequency emissions from equipment on our towers is demonstrated to cause negative health effects.

•	Our international operations expose us to changes in foreign currency exchange rates. If we fail to properly match or hedge the currencies in which we conduct business, we could suffer losses as a result of changes in currency exchange rates.

•	If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis and our business could be adversely affected.

•	Anti-takeover provisions in our certificate of incorporation and competition laws could have effects that conflict with the interests of our stockholders.

•	Sales of a substantial number of shares of common stock could adversely affect the market price of the common stock.

•	We have experienced disputes with customers and suppliers. Such disputes could lead to increased tensions, damaged relationships or litigation which could result in the loss of a key customer or supplier.

Risks Relating to the Notes

Substantial level of indebtedness — Our substantial level of indebtedness could adversely affect our ability to react to changes in our business. We may also be limited in our ability to use debt to fund future capital needs.

We have a substantial amount of indebtedness. The following chart sets forth certain important credit information and is presented as of March 31, 2003, after giving effect to this offering and the redemption of our 10 5/8% Senior Discount Notes due 2007 (dollars in thousands).

Total indebtedness	$3,173,117
Redeemable preferred stock	751,537
Stockholders’ equity	2,103,807
Debt and redeemable preferred stock to equity ratio	1.87x

In addition, our earnings for the quarter ended March 31, 2003 were insufficient to cover fixed charges by approximately $62.5 million.

As a result of our substantial indebtedness:

•	we could be more vulnerable to general adverse economic and industry conditions;

•	we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	we may have more difficulty satisfying our obligations with respect to the notes;

•	we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

•	we may have limited flexibility in planning for, or reacting to, changes in our business and in the industry; and

•	we may have a competitive disadvantage relative to other companies in our industry with less debt.

We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt, pay our obligations under our convertible preferred stock or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee, however, that we will be able to refinance our indebtedness on commercially reasonable terms or at all. We have the ability under our debt instruments to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

Restrictive debt covenants — The terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

Currently we have debt instruments in place that restrict our ability to incur more indebtedness, pay dividends, create liens, sell assets and engage in certain mergers and acquisitions. Our subsidiaries, under their debt instruments, are also required to maintain specific financial ratios. Our ability to comply with the restrictions of these instruments and to satisfy our debt obligations will depend on our future operating performance. If we fail to comply with the debt restrictions, we will be in default under those instruments, which in some cases would cause the maturity of substantially all of our long-term indebtedness to be accelerated. The restrictions may also effect our decisions relating to certain strategic growth opportunities.

Ability to service debt — To service our indebtedness, including the notes, we will require a significant amount of cash from our subsidiaries. An inability to access our subsidiaries’ cash flow may lead to an acceleration of our indebtedness, including our notes. Currently, the instruments governing our subsidiaries’ indebtedness do not allow sufficient funds to be distributed to us to service our indebtedness.

If we are unable to refinance our subsidiary debt or renegotiate the terms of such debt, we may not be able to meet our debt service requirements, including interest payments on our notes, in the future. Our 9% senior notes, our 9 1/2% senior notes, our 10 3/4% senior notes, our 9 3/8% senior notes and the notes offered hereby require annual cash interest payments of approximately $14.9 million, $10.9 million, $47.6 million, $38.2 million and $8.0 million, respectively. Prior to May 15, 2004 and August 1, 2004, the interest expense on our 10 3/8% discount notes and our 11 1/4% discount notes, respectively, will be comprised solely of the amortization of original issue discount. Thereafter, the 10 3/8% discount notes and the 11 1/4% discount notes will require annual cash interest payments of approximately $46.6 million and $22.8 million, respectively. Prior to December 15, 2003, we do not expect to pay cash dividends on our exchangeable preferred stock or, if issued, cash interest on the exchange debentures. Thereafter, assuming all dividends or interest have been paid-in-kind, our exchangeable preferred stock or, if issued, the exchange debentures will require annual cash dividend or interest payments of approximately $34.3 million. We currently expect that we will repurchase or redeem our exchangeable preferred stock out of our existing cash balances no later than December 15, 2003, which is the first date on which we can optionally redeem these securities.

However, there can be no assurance that we will repurchase or redeem these securities at that time. Annual cash interest payments on the CCUK bonds are £11.25 million ($18.9 million). In addition, our various credit facilities will require periodic interest payments on amounts borrowed thereunder, which amounts could be substantial.

As a holding company, we require dividends from subsidiaries to meet cash requirements or pay dividends — If our subsidiaries are unable to dividend cash to us when we need it, we may be unable to pay dividends or satisfy our obligations, including interest and principal payments, under our debt instruments.

We are a holding company with no business operations of our own. Our most significant asset is the outstanding capital stock of our subsidiaries. We conduct all of our business operations through our subsidiaries. Accordingly, our only source of cash to pay dividends or make other distributions on our capital stock or to pay interest and principal on our outstanding indebtedness is distributions relating to our ownership interest in our subsidiaries from the net earnings and cash flow generated by such subsidiaries or from proceeds of debt or equity offerings. We currently expect that the earnings and cash flow of our subsidiaries will be retained and used by such subsidiaries in their operations, including the service of their respective debt obligations. Even if we did determine to make a distribution in respect of the capital stock of our subsidiaries, there can be no assurance that our subsidiaries will generate sufficient cash flow to pay or distribute such a dividend or funds, or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of such subsidiaries, would permit such dividends, distributions or payments. Furthermore, the terms of our credit facilities place restrictions on our principal subsidiaries’ ability to pay dividends or to make distributions, and in any event, such dividends or distributions may only be paid if no default has occurred under the applicable instrument. Moreover, our subsidiaries are permitted under the terms of their existing debt instruments to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us.

Obligations of our subsidiaries — The notes will be effectively subordinated to the obligations of our subsidiaries.

We conduct all of our operations through our subsidiaries. As a result, future distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. The notes will be structurally subordinated to all existing and future indebtedness and other obligations issued by our subsidiaries. As of March 31, 2003, our subsidiaries had approximately $1,724.6 million of outstanding liabilities, all of which are structurally senior to the notes.

Designated event — We may not be able to purchase the notes upon a change of control or a termination of trading.

Upon the occurrence of certain specific kinds of change of control events or upon our common stock no longer being listed on an exchange, we will be required to offer to repurchase all outstanding notes at a price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of Notes — Repurchase at Option of Holders Upon a Designated Event.” Our obligation to repurchase the notes following the occurrence of a designated event cannot be waived without the consent of each affected noteholder. However, it is possible that we will not have sufficient funds at the time of a designated event to make the required repurchase of notes or that restrictions in our debt instruments will not allow such repurchase.

A sale of all or substantially all of our assets will result in a change of control. The term “all or substantially all” as used in the definition of a change of control, however, will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be uncertainty as to whether a sale, assignment, conveyance, transfer, lease or other disposal is of “all or substantially all” of our assets, and thus whether a change of control has occurred.

There is no public market for the notes — We cannot assure you that an active trading market will develop for the notes.

There has been no public market for the notes. In addition, both the liquidity and the market price quoted for these notes may be adversely affected by changes in the price of our common stock, changes in the overall market for convertible securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry generally. In particular, the price of the notes may fluctuate with our stock price since the notes are convertible into stock. As a result, we cannot assure you that an active or stable trading market will develop or continue for these notes. We also cannot guarantee that the notes will trade in the same or like manner as our existing notes.

Trading prices of the notes — The trading prices for the notes will be directly affected by the trading prices of our common stock.

The trading prices of the notes in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the notes, or the perception that such sales could occur, could affect the price of our common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock. Any other arbitrage could, in turn, affect the trading prices of the notes.

Effects of changes to our common stock — If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Shares eligible for future sale — Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock.

Future sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock. As of June 26, 2003, we had 218,980,032 shares of common stock outstanding. In addition, we have reserved 25,940,761 shares of common stock for issuance under our various stock compensation plans, 1,639,990 shares of common stock upon exercise of outstanding warrants and 16,066,944 shares of common stock for the conversion of our outstanding convertible preferred stock.

A small number of shareholders own a significant percentage of our outstanding common stock. If any one of these shareholders, or any group of our shareholders, sells a large quantity of shares of our common stock, or the public market perceives that existing shareholders might sell shares of common stock, the market price of our common stock could significantly decline.

We entered into a joint venture with Bell Atlantic Mobile, Inc. on December 8, 1998. As a result of a partial redemption of its interest in the joint venture as of May 1, 2003, the joint venture distributed to Bell Atlantic

Mobile, Inc. 15,597,783 shares of our common stock. On June 25, 2003, Bell Atlantic Mobile Inc. transferred 4,900,000 shares of the above-referenced common stock to SPO Partners II, L.P. On or about July 1, 2003, we expect to file a registration statement with the SEC registering the resale of those shares of common stock held by the Bell Atlantic, SPO Partners II, L.P. and their respective assignees or transferees. The sale of the shares could adversely affect the market price of our common stock.

The holders of our 8 1/4% Convertible Preferred Stock and our 6.25% Convertible Preferred Stock are entitled to receive cumulative dividends at the rate of 8 1/4% per annum and 6.25% per annum, respectively, payable on a quarterly basis. We have the option to pay the dividends on such series of preferred stock in cash or in shares of our common stock. We have historically paid such dividends with shares of our common stock, and we expect to continue to do so. The number of shares of our common stock required to be issued to pay such dividends is dependent upon the current market value of our common stock at the time such dividend is required to be paid. For the years ended December 31, 2001 and 2002, dividends on our 8 1/4% Convertible Preferred Stock were paid with 1,400,000 and 4,290,000 shares of common stock, respectively, and dividends on our 6.25% Convertible Preferred Stock were paid with 1,781,764 and 6,338,153 shares of common stock, respectively. The shares of common stock issued to pay such dividends will continue to have a dilutive effect upon the shares of our common stock otherwise outstanding, and further declines in the fair market value of our common stock will increase the effective dilution. In 2002, as allowed by the deposit agreement relating to dividend payments on the 8 1/4% Convertible Preferred Stock, we repurchased 3,745,000 shares of common stock from the dividend paying agent for a total of $12.2 million in cash. While we may continue to repurchase the shares of common stock issued as dividends on our preferred stock in order to mitigate the dilution caused by the issuance of such common stock, there can be no assurances that we will elect to or have funds available to do so in the future.

USE OF PROCEEDS

We estimate the net proceeds from our sale of the notes in this offering to be approximately $193.0 million, after deducting underwriters’ discounts and commissions and other expenses related to this offering (or $222.1 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering to pay a portion of the redemption price payable on our 10 5/8% Senior Discount Notes due 2007 which we will redeem as of July 7, 2003.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three months ended March 31, 2003		Years ended December 31,
			2002		2001		2000		1999		1998
Ratio of Earnings to Fixed Charges	—	(a)	—	(b)	—	(c)	—	(d)	—	(e)	—	(f)
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	(a)	—	(b)	—	(c)	—	(d)	—	(e)	—	(f)

(a)	Our earnings were insufficient to cover our fixed charges by $62.5 million and our earnings were insufficient to cover our combined fixed charges and preferred stock dividend requirements by $76.8 million during the three months ended March 31, 2003.

(b)	Our earnings were insufficient to cover our fixed charges by $262.7 million and our earnings were insufficient to cover our combined fixed charges and preferred stock dividend requirements by $243.1 million during fiscal year 2002.

(c)	Our earnings were insufficient to cover our fixed charges by $351.0 million and our earnings were insufficient to cover our combined fixed charges and preferred stock dividend requirements by $430.0 million during fiscal year 2001.

(d)	Our earnings were insufficient to cover our fixed charges by $203.8 million and our earnings were insufficient to cover our combined fixed charges and preferred stock dividend requirements by $263.3 million during fiscal year 2000.

(e)	Our earnings were insufficient to cover our fixed charges by $91.3 million and our earnings were insufficient to cover our combined fixed charges and preferred stock dividend requirements by $120.2 million during fiscal year 1999.

(f)	Our earnings were insufficient to cover our fixed charges by $37.8 million and our earnings were insufficient to cover our combined fixed charges and preferred stock dividend requirements by $43.2 million during fiscal year 1998.

CAPITALIZATION

The following table sets forth our consolidated capitalization at March 31, 2003 on an actual basis and on an adjusted basis to give effect to this offering and the redemption of our 10 5/8% Senior Discount Notes due 2007, after deducting underwriting discounts and commissions and estimated offering expenses.

The financial data in the following table are derived from our unaudited consolidated balance sheet as of March 31, 2003, as adjusted for this offering and the redemption of our 10 5/8% Senior Discount Notes due 2007. The following data are qualified in their entirety by our financial statements and other information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The information set forth below assumes that the underwriters have not exercised their over-allotment option. You should read this table in conjunction with “Use of Proceeds.”

	Actual	As adjusted
	(in thousands)
Cash and cash equivalents(1)	$476,950	$408,484

Short-term investments	$78,264	$78,264

Notes payable and current maturities of long-term debt	$19,000	$19,000

Long-term debt (less current maturities):
2000 Credit Facility(2)	$681,000	$681,000
CCUK Credit Facility(2)	134,215	134,215
Crown Atlantic Credit Facility(2)	235,000	235,000
9% Guaranteed Bonds due 2007	197,375	197,375
10 5/8% Senior Discount Notes due 2007(3)	239,160	—
10 3/8% Senior Discount Notes due 2011	400,914	400,914
9% Senior Notes due 2011	165,700	165,700
11 1/4% Senior Discount Notes due 2011	175,538	175,538
9 1/2% Senior Notes due 2011	114,265	114,265
10 3/4% Senior Notes due 2011	442,885	442,885
9 3/8% Senior Notes due 2011	407,225	407,225
Notes offered hereby	—	200,000

Total long-term debt	3,193,277	3,154,117

Minority Interests	174,793	174,793
Redeemable Preferred Stock:(4)
Exchangeable Preferred Stock ($.01 par value; 400,000 shares authorized; 244,540 shares issued)	245,839	245,839
8 1/4% Convertible Preferred Stock ($.01 par value; 200,000 shares authorized; 200,000 shares issued)	196,306	196,306
6.25% Convertible Preferred Stock ($.01 par value; 8,050,000 shares authorized; 6,361,000 shares issued)	309,392	309,392

Total redeemable preferred stock	751,537	751,537

Stockholders’ equity:(1)
Common Stock ($.01 par value; 690,000,000 shares authorized; 223,664,034 shares issued)	2,237	2,237
Additional paid-in capital	3,347,009	3,347,009
Accumulated other comprehensive income	28,794	28,794
Unearned stock compensation	(23,440)	(23,440)
Accumulated deficit	(1,231,587)	(1,250,793)

Total stockholders’ equity	2,123,013	2,103,807

Total capitalization	$6,242,620	$6,184,254

(1)	In May 2003, we paid $31.0 million in cash to acquire approximately 5.1 million shares of our common stock (at a negotiated price of $6.122 per share) previously held by Crown Castle GT. The effect of this payment as reductions to cash and cash equivalents and stockholders’ equity has not been reflected in the accompanying table.

(2)	As of June 25, 2003, CCUSA had unused borrowing availability under its senior credit facility of approximately $125.6 million, CCUK had approximately £60.0 million ($100.7 million) of unused borrowing availability under its credit facility and Crown Atlantic had approximately $99.5 million of unused borrowing availability under its credit facility.

(3)	We intend to use the net proceeds of the notes offered hereby to pay a portion of the redemption price of 105.313% payable on our 10 5/8% Senior Discount Notes due 2007. We sent our redemption notice on June 6, 2003 and will redeem the notes as of July 7, 2003.

(4)	In May of 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). We believe that SFAS 150 may require us to classify some or all of our preferred stock issues as liabilities beginning on July 1, 2003.

PRICE RANGE OF COMMON STOCK

Our common stock is listed for trading on The New York Stock Exchange under the trading symbol “CCI”. Prior to April 25, 2001, our common stock was listed for trading on The Nasdaq Stock Market’s National MarketSM under the trading symbol “TWRS”. The following table presents the reported high and low sales prices of our common stock as reported on The New York Stock Exchange and Nasdaq.

	High	Low
Year Ended December 31, 2001:
First Quarter	$30.13	$13.88
Second Quarter	25.76	11.19
Third Quarter	16.15	7.40
Fourth Quarter	12.50	8.14
Year Ended December 31, 2002:
First Quarter	$11.55	$5.10
Second Quarter	7.30	3.62
Third Quarter	4.05	1.00
Fourth Quarter	4.38	1.68
Year Ending December 31, 2003:
First Quarter	$5.75	$3.16
Second Quarter (through June 26, 2003)	9.00	5.25

On June 26, 2003, the closing sale price of our common stock on The New York Stock Exchange was $7.60 per share. As of June 26, 2003, there were approximately 775 holders of record of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. It is our current policy to retain earnings to finance the expansion of our operations. Future declaration and payment of dividends, if any, will be determined in light of the then-current conditions, including:

•	our earnings;

•	our operations;

•	our capital requirements;

•	our financial condition; and

•	other factors deemed relevant by our board of directors.

In addition, our ability to pay dividends is limited by the terms of our debt instruments and the terms of the certificates of designations in respect of our exchangeable preferred stock and our convertible preferred stock.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements and, to the extent it is inconsistent, replaces the description of the general terms and provisions of our debt securities contained in the accompanying prospectus. The notes are part of the debt securities we registered with the SEC in July 2000 to be issued on terms to be determined at the time of sale. The notes will be issued under the indenture to be dated as of July 2, 2003, between us and The Bank of New York, as trustee, and a supplemental indenture, to be dated as of July 2, 2003 between us and the trustee.

The indenture and its associated documents, including the notes we are offering, contain the full legal text of the matters described in this section. A copy of the form of indenture has been filed with the SEC as part of our registration statement. See “Where You Can Find More Information” in the accompanying prospectus for information on how to obtain a copy. This section summarizes all the material terms of the notes and the indenture, as supplemented. It does not, however, describe every aspect of the notes and the indenture. For example, in this section, we use terms that have been given special meaning in the indenture, but we describe the meaning for only the more important of those terms.

The notes have an aggregate principal amount of $200 million, mature on July 15, 2010 and bear interest at 4% per annum.

The notes:

•	will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000;

•	represent our unsecured and unsubordinated debt, and will rank on a parity with our other unsecured and unsubordinated debt;

•	will be effectively subordinated to all present and future debt and obligations of our respective subsidiaries;

•	will be convertible into shares of our common stock at any time prior to the close of business on the maturity date, unless previously repurchased, at a conversion rate of 92.3361 shares per each $1,000 principal amount of notes, subject to adjustment upon the occurrence of the events described below under “— Conversion Rights”;

•	on or after July 18, 2008, may be redeemed by us at our option in cash, in whole or from time to time in part, at the redemption prices described below under “Optional Redemption”;

•	are subject to our repurchase at the option of the holders, as described below under “— Repurchase at Option of Holders Upon a Designated Event”; and

•	will not have a sinking fund.

We will pay interest on January 15 and July 15 of each year, beginning January 15, 2004, to record holders at the close of business on the preceding January 1 and July 1, as the case may be, except interest payable upon repurchase will be paid to the person to whom principal is payable, unless the repurchase date is an interest payment date.

We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. We may pay interest either:

•	by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

•	by transfer to an account maintained by you in the United States.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion Rights

You may at any time before the close of business on the maturity date convert any portion of the principal amount of a note (that has not previously been repurchased) that is an integral multiple of $1,000 into shares of our common stock, at a conversion rate of 92.3361 shares per $1,000 principal amount of notes, subject to adjustment in certain events as described below.

If you have submitted your notes for repurchase upon a designated event, you may convert your notes only if you withdraw your repurchase election. Upon conversion of notes, a holder will not receive any cash payment of interest, unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, however, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made if (1) we have specified a purchase date following a designated event that is during such period or (2) we have specified a date for the redemption of the notes as described below under “— Optional Redemption” that is during such period or (3) only to the extent of overdue interest, any overdue interest exists at the time of conversion with respect to such note.

We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the closing price of the common stock on the trading day prior to the conversion date. Except as described above, you will not receive any accrued interest or dividends upon conversion.

To convert your note into shares of our common stock you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture.

Anti-Dilution Adjustments

The rate at which notes may be converted into common stock is subject to adjustment in certain events, including:

(1)	the payment of a stock dividend or other distributions on shares of our common stock;

(2)

the issuance to all holders of common stock of rights, options or warrants entitling them for a period of not more than 45 days to subscribe for or purchase common stock at a price per share less than the then current market price; provided, however, that the conversion rate will be readjusted to the extent that such rights are not exercised prior to expiration;

(3)	subdivisions, combinations and reclassifications of our common stock;

(4)	distributions to all holders of our common stock, of shares of our capital stock, cash, evidences of indebtedness or other assets, including securities but excluding

•	rights or warrants specified above; and

•	dividends or distributions specified above.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the principal national or regional exchange, the New York Stock Exchange or other market on which the securities are then listed or quoted.

If we distribute cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which shall be the Current Market Price of a share of our common stock on the record date, and (2) the denominator of which shall be the same price of a share on the record date less the per share amount of the distribution. “Current Market Price” shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex date” with respect to the distribution requiring such computation. For purpose of this paragraph, the term “ex date”, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution; and

(5)	payment by us or one of our subsidiaries in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Certain U.S. Federal Income Tax Considerations.”

We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See “Certain U.S. Federal Income Tax Considerations.”

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption

On or after July 18, 2008, we may redeem the notes at our option in cash, in whole or from time to time in part, on not less than 30 nor more than 60 days’ prior written notice to the holders, during the following periods at the following redemption prices expressed as percentages of the principal amount:

Period	Redemption Price
Beginning on July 18, 2008 and ending on July 14, 2009	101.143%
Beginning on July 15, 2009 and thereafter	100.571%

In each case, we will pay accrued and unpaid interest to, but not including, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

If fewer than all the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not so listed, on a pro rata basis by lot or by any other method that the trustee considers fair and appropriate. The trustee may select for redemption a portion of the principal of any note that has a denomination larger than $1,000. Notes and portions thereof will be redeemed in the amount of $1,000 or whole multiples of $1,000. The trustee will make the selection from notes outstanding and not previously called for redemption. However, if a portion of a holder’s notes are selected for partial redemption and such holder converts a portion of such notes, such converted portion will be deemed to be taken from the portion selected for redemption.

Provisions of the indenture that apply to the notes called for redemption also apply to portions of the notes called for redemption. If any note is to be redeemed in part, the notice of redemption will state the portion of the principal amount to be redeemed. Upon surrender of a note that is redeemed in part only, we will execute and the trustee will authenticate and deliver to the holder a new note equal in principal amount to the unredeemed portion of the note surrendered.

Repurchase at Option of Holders upon a Designated Event

A “designated event” will be deemed to have occurred upon a termination of trading or a change of control.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market.

For purposes of this section, “change of control” means the occurrence of any of the following:

•	the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCIC and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

•	the adoption of a plan relating to the liquidation or dissolution of CCIC;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related Parties, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of CCIC (measured by voting power rather than number of shares); provided that transfers of Equity Interests in CCIC between or among the beneficial owners of CCIC’s Equity Interests and/or Equity Interests in CCUK, in each case as of June 26, 2000, will not be deemed to cause a Change of Control under this clause so long as no single Person together with its Affiliates acquires a beneficial interest in more of the Voting Stock of CCIC than is at the time collectively beneficially owned by the Principals and their Related Parties;

•	the first day on which a majority of the members of the board of directors of CCIC are not Continuing Directors; or

•	CCIC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCIC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCIC is converted into or exchanged for cash, securities or other property, other than any such transaction where: (a) the Voting Stock of CCIC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or (b) the Principals and their Related Parties own a majority of such outstanding shares after such transaction.

If a designated event occurs, we are required, within not more than 60 days nor less than 30 days following the occurrence of the designated event, to make an offer to purchase all of the outstanding notes at a purchase price equal to 100% of the principal amount of the notes plus accrued interest to the repurchase date.

Any portion of the principal amount of the notes that is equal to $1,000 or an integral multiple of $1,000 may be repurchased if properly tendered and not withdrawn by the holder. Our offer to repurchase the notes will remain open for 20 business days or until the business day prior to the repurchase date, whichever is later.

In order to effect the repurchase, we will mail to each holder a notice to that effect, not later than 30 days after the occurrence of the designated event. The notice will govern the terms of our offer to repurchase the notes and will describe the procedures that the holders must follow in order to accept the offer.

An event that would constitute a change in control under one or more of our credit facilities may give the lenders thereunder the right to require repayment in full of any borrowings under those facilities. Therefore, if a change of control occurs without the consent of the lenders, we may not be able to borrow under our credit facilities, and we may not have other resources available to repay or refinance any indebtedness owing under our credit facilities or to fund the repurchase of any notes you may require us to repurchase. Our failure to comply with our obligations in the event of a change of control would constitute a default under the notes.

If the holders exercise their right to require us to purchase the notes, and the repurchase constitutes a “tender offer” for purposes of Rule l4e-1 under the Exchange Act, we will comply with the requirements of Rule 14e-1 as then in effect with respect to any repurchase.

We will not be required to make an offer to repurchase the notes upon the occurrence of a designated event if a third party makes such offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to such an offer made by us and purchases all notes properly tendered and not withdrawn under such offer.

Certain Definitions

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“CCIC” means Crown Castle International Corp., a Delaware corporation.

“CCUK” means Crown Castle UK Holdings Limited, a company incorporated under the laws of England and Wales.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of CCIC who: (1) was a member of such board of directors on August 3, 1999; (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election; or (3) is a designee of a Principal or was nominated by a Principal.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Principals” means Berkshire Fund III, Limited Partnership; Berkshire Fund IV, Limited Partnership; Berkshire Investors LLC; Berkshire Partners LLC; Centenial Fund IV, L.P.; Centenial Fund V, L.P.; Centenial Entrepreneurs Fund V, L.P.; Nassau Capital Partners II, L.P.; and NAS Partners I, L.L.C., and any Related Party of the foregoing.

“Related Party” with respect to any Principal means: (1) any controlling stockholder, 80% (or more) owned Subsidiary of such Principal; or (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership:

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b)	the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

Mergers and Sales of Assets by Us

We will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties or assets substantially as an entirety to any person, unless:

•	the person formed by such consolidation or into or with which we are merged or the person to which its properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than us, has expressly assumed all of our obligations, including the payment of the principal of, premium, if any, and interest on the notes and the performance of the other covenants under the indenture; and

•	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

The following will be events of default in respect of the notes:

(1)	default for 30 days in the payment when due of interest on the notes;

(2)	default in payment when due of the principal of or premium, if any, on the notes;

(3)	failure to consummate an offer to repurchase the notes upon the occurrence of a designated event in accordance with the terms of the indenture or to comply with the provisions described under “Mergers and Sales of Assets By Us”;

(4)	failure to convert following the exercise of a holder’s right to convert any portion of the principal amount of a note in accordance with the indenture;

(5)	we fail to observe or perform any other covenant in the notes or the indenture for 30 days after written notice has been sent to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

(6)	we are in default under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of indebtedness under which we or our significant subsidiaries (other than any subsidiary that is designated as an unrestricted subsidiary in any of our debt instruments) then have more than $20.0 million in outstanding indebtedness, individually or in the aggregate, and either (a) such indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of the indebtedness;

(7)	any final judgment or judgments which can no longer be appealed for the payment of more than $20.0 million in money (not covered by insurance) is rendered against us or our significant subsidiaries (other than any subsidiary that is designated as an unrestricted subsidiary in any of our debt instruments) and has not been discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; and

(8)	certain events occur involving bankruptcy, insolvency or reorganization of us or our significant subsidiaries.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. However, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee.

If an event of default, other than an event of default specified in clause (8) above, occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes, in which case the entire aggregate principal amount of the notes plus accrued interest to the date of acceleration will be immediately due and payable. At any time after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances as set forth in the indenture, rescind and annul such acceleration if all events of default, other than the nonpayment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default specified in clause (8) occurs and is continuing, then the principal of, and accrued interest on, all of the notes shall automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see “— Modification and Waiver” below.

You will have no right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	you have previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

•	the trustee has not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days of such request.

Those limitations do not apply to a suit instituted by a holder for the enforcement of (a) a payment of the principal of or premium, if any, or interest on a note on or after the respective due dates expressed in such note or (b) of the right to convert a note in accordance with the indenture.

We will furnish to the trustee annually a statement as to its performance of certain obligations under the indenture and as to any default in such performance.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders, amend the indenture or the notes, or supplement the indenture, for certain specified purposes, including:

•	to provide that the surviving entity following a change of control of us permitted under the indenture shall assume all of our obligations under the indenture and notes;

•	to provide for uncertificated notes in addition to certificated notes;

•	to comply with any requirements of the SEC under the Trust indenture Act of 1939;

•	to cure any ambiguity, defect or inconsistency, or to make any other change that would provide any additional rights or benefits to the holders of the notes or does not adversely affect the rights of any holder; and

•	to appoint a successor trustee under the indenture.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of the outstanding notes (including consents obtained in connection with a tender or exchange offer for, or purchase of, the notes), amend or supplement the indenture or the notes, or waive compliance in a particular instance by us with any provision of the indenture or the notes; but without the consent of each holder affected by such action (including consents obtained in connection with a tender or exchange offer for, or purchase of, the notes), we may not modify or supplement the indenture or the notes or waive compliance with any provision of the indenture or the notes in order to:

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver to the indenture or the notes;

•	reduce the rate of, or change the time for payment of, interest;

•	reduce the principal of or change the stated maturity;

•	make any note payable in money other than that stated in the note;

•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

•	waive a default on the payment of the principal of or interest on any note, or any repurchase payment (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes outstanding and waiver of the payment default that resulted from such acceleration);

•	impair the right of any holder to convert any note;

•	impair or adversely affect the right to bring a suit to enforce the right to receive payment on or convert any note;

•	adversely affect the right to require us to repurchase the notes upon a designated event; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by such action.

Notices

As long as we issue the notes in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue the notes in non-global form, notices to holders will be given by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given three business days after the mailing of the notice. In addition, notice will be given to holders by release made to Reuters Economic Services and Bloomberg Business News.

Satisfaction, Discharge, and Defeasance

The notes will not be subject to satisfaction, discharge or defeasance.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

The trustee for the holders of the notes will be The Bank of New York.

In case an event of default has occurred, and has not been cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. However, the trustee will have no obligation to exercise any of its rights or powers under the indenture at the request of the holders, unless they have offered to the trustee reasonable security or indemnity.

The indenture and the Trust Indenture Act contain limitations on the rights of the trustee, should the trustee become our creditor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with us or any of our affiliates. If, however, the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate the conflict or resign.

Book-Entry System

DTC will act as depositary for the notes. The notes will be issued only as (one or more) fully registered global notes, representing the total aggregate principal amount of the notes, and will be deposited with the trustee as custodian for DTC, in New York, New York. The global notes will be registered in the name of Cede & Co. or other nominee of DTC, for credit to an account of a direct or indirect participant in DTC as described below.

Except as described below:

•	the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee; and

•	beneficial interests in the global notes may not be exchanged for notes in certificated form.

Exchanges of Book-Entry Notes for Registered, Certificated Notes

A beneficial interest in a global note will be exchanged for a note in registered, certificated form only if:

•	DTC (A) (i) notifies Crown Castle that it is unwilling or unable to continue as depositary for the global note or (ii) has ceased to be a clearing agency registered under the Exchange Act, and (B) Crown Castle fails to appoint a successor depositary within 90 days; or

•	an event of default or an event which after notice or lapse of time or both would be an event of default has occurred and is continuing in respect of the notes.

In either case, registered, certificated notes delivered in exchange for any global note or beneficial interests in the global note will be registered with Crown Castle or Crown Castle’s agent in the names, and issued in any approved denominations, requested by or on behalf of DTC, in accordance with its customary procedures.

Following any such delivery of registered, certificated notes, transfer of a note may be effected only by surrender of the old note and either the reissuance by us of the old note to the new holder or the issuance by Crown Castle of a new instrument to the new holder.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Those laws may impair the ability to transfer beneficial interests in a global note so long as the notes are represented by global certificates. In addition, because DTC can act only on behalf of its participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

DTC

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

Ownership of beneficial interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) or participants (with respect to interests of persons held by such participants on their behalf).

As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the notes. Except in the limited circumstances described in the first paragraph under “— Exchanges of Book-Entry Notes for Certificated Notes”, owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the global note, or any notes represented by the global note, under the notes indenture or the notes. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if not a participant, those of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture or such note.

Payments, transfers, deliveries, exchanges and other matters relating to the beneficial interests in global notes may be subject to various policies and procedures adopted by DTC from time to time.

DTC has advised Crown Castle that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants that have accounts with DTC to which interests in the global notes are credited, and only in respect of such portion of the aggregate principal amount of the notes as to which such participants have given such direction. However, if there is an event of default in respect of the notes, DTC reserves the right to exchange the global notes for notes in certificated form, and to distribute such notes to its participants.

Neither Crown Castle, the trustee nor any of our respective agents will have any responsibility for the performance by DTC or its participants of their obligations under the rules and procedures governing DTC’s operations, including maintaining, supervising or reviewing any of DTC’s or such participants’ records relating to, or payments made on account of, beneficial ownership interests in global notes.

Payment and Conversion

The trustee will make payments in respect of the principal of, and premium, if any, and interest on, or the repurchase price of, any global note to DTC or its nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving such payments and for any other purposes.

Conversion will be effected by DTC upon notice from the holder of a beneficial interest in a global note in accordance with its rules and procedures. Notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described above under “— Conversion Rights”.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. Federal income tax consequences of the purchase, ownership and disposition of notes and shares of our common stock acquired upon conversion of the notes. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. The discussion addresses holders who acquire notes upon original issuance at their original issue price and who hold the notes and shares of our common stock as capital assets. This discussion does not address all the tax consequences that might be relevant to holders in light of their particular circumstances such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons who hold notes or shares of our common stock acquired upon conversion of the notes as part of a straddle, hedge, conversion transaction or other integrated investment;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. Federal income tax purposes;

•	persons who own 10% or more of our voting stock;

•	persons subject to the alternative minimum tax; or

•	tax-exempt organizations.

If a partnership holds notes or shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding notes or shares of our common stock, you are urged to consult your tax adviser.

Prospective investors are urged to consult their own tax advisers regarding the U.S. Federal, state, local, and non-U.S. tax consequences of the acquisition, ownership and disposition of notes and shares of our common stock.

U.S. Holders

The following discussion applies to you only if you are a “U.S. holder.” For purposes of this discussion, a U.S. holder is a beneficial owner of notes that is for U.S. Federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for U.S. Federal income tax purposes, created or organized under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if (i) it is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Interest

Payments of interest on the notes will be taxable as ordinary income at the time the interest accrues or is received, in accordance with your method of accounting for U.S. Federal income tax purposes.

Conversion of Notes

In general, you will not recognize income, gain or loss upon conversion of a note into shares of our common stock except with respect to (i) cash received in lieu of fractional shares and (ii) common stock received in respect of accrued but unpaid interest, as described below.

Receipt of common stock other than in respect of accrued interest.    Your tax basis in the shares of our common stock received upon conversion of notes other than in respect of accrued interest will be equal to your aggregate tax basis in the notes less any portion of your tax basis allocable to cash received in lieu of a fractional share. Your holding period for those shares of common stock will include the period during which you held the notes prior to conversion. Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for the fractional share. As a result, you will generally recognize taxable gain or loss on the receipt of cash in lieu of a fractional share equal to the difference between the amount of cash received and your tax basis in the fractional share.

Receipt of common stock in respect of accrued interest.    The fair market value of the shares of our common stock received on conversion of notes that are attributable to accrued interest will be taxable as ordinary income. Your tax basis in those shares of common stock will be equal to the amount of the accrued interest included in income and your holding period for those shares will begin on the day after the date of conversion.

Conversion Rate Adjustments

You might be treated as receiving a constructive distribution of stock from us if the conversion rate of the notes is adjusted. Adjustments that have the effect of increasing your proportionate interest in our assets or earnings and profits and that are not made pursuant to a bona fide, reasonable anti-dilution formula can give rise to deemed dividend income to you even though you would not receive any cash related to that adjustment. A taxable constructive stock distribution might result, for example, if the conversion rate of the notes is adjusted to compensate you for distributions of cash or property to our shareholders.

Distributions on Common Stock Acquired on Conversion of Notes

Distributions on our common stock paid out of our current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes, will be dividends and will be includible in your income when received. Under recently enacted legislation, dividends received by an individual taxpayer during taxable years before 2009 will be taxed at a maximum rate of 15%, provided the taxpayer held the stock for more than 60 days during a specified period of time. Dividends received by an individual taxpayer for taxable years after 2008 will be subject to tax at ordinary income rates. If you are a corporation, dividends on our common stock might qualify for a dividends received deduction.

Sale or Disposition of Notes or Shares of our Common Stock

Upon a sale or other disposition of a note or share of our common stock, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in the note or share of stock, as the case may be. The amount realized on the sale or disposition of a note will not include payments received in respect of accrued but unpaid interest, which amount will be treated as ordinary interest income. The gain or loss upon sale or disposition of a note or share of our common stock will generally be capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if your holding period for the note or share of common stock, as the case may be, is more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting will apply to interest on the notes, dividends on our common stock, and the proceeds of the sale or other disposition of the notes and shares of our common stock unless you are an exempt recipient such as a corporation. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. If backup withholding applies, the relevant intermediary must withhold tax on those payments at a rate of 28% for taxable years before 2009 and a rate of 31% for subsequent taxable years. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. Federal income tax liability, provided the required information is furnished to the IRS.

Tax Return Disclosure and Investor List Requirements

Recently promulgated Treasury regulations require taxpayers that participate in “reportable transactions” to disclose those transactions on their tax returns by attaching IRS Form 8886 and to retain information related to those transactions. In addition, material advisers of a “reportable transaction” are required to maintain records including lists identifying investors in the transaction and to furnish those records to the IRS upon demand. A transaction might be a “reportable transaction” if, for example, there is a significant difference between the accounting and tax treatment of the transaction or the transaction results in a taxpayer claiming a loss in excess of certain specified amounts. You should consult your own tax adviser concerning your possible disclosure obligation with respect to this offering and should be aware that we and other participants in the offering might be required to report this transaction and maintain an investor list.

Non-U.S. Holders

The following discussion applies to you if you are a non-U.S. Holder. For purposes of this discussion, a non-U.S. holder is a beneficial owner of notes who is not a U.S. holder.

Interest

Interest payments on the notes will generally not be subject to U.S. Federal income tax withholding if you satisfy one of the following requirements:

•	You provide a completed Form W-8BEN to the bank, broker or other intermediary through which you hold notes, or, if you hold notes directly, to us or our paying agent.

•	You hold notes directly through an intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S. branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures (a “qualified intermediary”). In that case, you need not file Form W-8BEN if the qualified intermediary has in its files, or obtains from you, certain information concerning your eligibility for an exemption from withholding.

•	You are entitled to an exemption from withholding tax on interest under a treaty between the U.S. and your country of residence. In general, to claim this exemption, you must complete and submit a Form W-8BEN.

•	The interest income is effectively connected with your conduct of a trade or business in the U.S. To claim this exemption, you must complete and submit a Form W-8ECI. In that case, the interest would generally be subject to U.S. income tax as if you were a U.S. holder. In addition, if you are a corporation, effectively connected income might be subject to a branch profits tax imposed at a 30% rate or a lower rate under a tax treaty.

Even if you satisfy one of the above requirements, interest on notes will be subject to withholding under certain limited circumstances, including if you own actually or constructively 10% or more of our voting stock or you are a controlled foreign corporation directly or indirectly related to us. In those cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S. and the required certification has been filed.

Conversion Rate Adjustments

An adjustment to the conversion rate of a note might result in a taxable constructive stock distribution, as described above under the caption “— U.S. Holders — Conversion Rate Adjustments.” Any taxable constructive stock distribution from an adjustment to the conversion rate will be treated in the same manner as an actual distribution on our common stock, as described below under “Distributions on Common Stock Acquired on Conversion or Repurchase of Notes.”

Distributions on Common Stock Acquired on Conversion of Notes

Distributions on our common stock will constitute dividends to the extent of our current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes. Dividends paid (or deemed paid) to a non-U.S. holder on shares of our common stock acquired upon the conversion of notes will be subject to withholding at a 30% rate or a lower rate provided by an applicable treaty. A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for a refund with the IRS. In general, you can comply with the documentation requirements to claim tax treaty benefits by satisfying one of the following conditions:

•	You provide a completed Form W-8BEN to the bank, broker or other intermediary through which you hold your shares, or, if you hold your shares directly, to us or our paying agent.

•	You hold your shares directly through a qualified intermediary. In that case, you need not file Form W-8BEN if the qualified intermediary has in its files, or obtains from you, certain information concerning your eligibility for an exemption form withholding.

•	In certain limited circumstances, you may be permitted to provide documentary evidence in lieu of Form W-8BEN even if you hold your shares through an intermediary that is not a qualified intermediary.

•	Dividends will be exempt from U.S. withholding tax if the dividend income is effectively connected with your conduct of a trade or business in the U.S. In general, you must complete Form W-8ECI to claim this exemption. In that case, the effectively connected dividends will be subject to regular U.S. income tax as if you were a U.S. holder. In addition, if you are a corporation, effectively connected dividends might be subject to a branch profits tax imposed at a rate of 30% or a lower rate under an applicable tax treaty.

Sale or Disposition of Notes or Shares of our Common Stock

You will generally not be subject to U.S. Federal income tax on gain recognized on a sale or other disposition of notes or shares of our common stock unless (i) the gain is effectively connected with your conduct of a trade or business in the U.S., (ii) if you are an individual, you are present in the U.S. for at least 183 days in the taxable year of disposition and you satisfy certain other requirements, or (iii) we are or have been during certain periods preceding the disposition a “U.S. real property holding corporation,” for U.S. Federal income tax purposes (which we believe we are not and are not likely to become).

Information Reporting and Backup Withholding

Backup withholding and information reporting will not apply to interest on notes and dividends on our common stock if you have furnished a Form W-8BEN or W-8ECI or otherwise establish an exemption, provided that neither we nor a paying agent has actual knowledge that you are a U.S. holder or other conditions of any other exemption are not satisfied.

Payments of the proceeds of the sale or disposition of notes or shares of our common stock through a foreign office of certain brokers are currently subject to reporting requirements, but not backup withholding. Reporting requirements apply if the broker is (i) a U.S. person; (ii) a controlled foreign corporation; (iii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business in the U.S.; (iv) a foreign partnership with certain connections to the U.S.; or (v) a U.S. branch of a foreign bank or foreign insurance company. Those payments will not be subject to reporting requirements if the broker has evidence in its records that you are a non-U.S. holder and has no actual knowledge or reason to know that such evidence is false.

Payments of the proceeds of a sale of notes or shares of our common stock through the U.S. office of a broker will be subject to information reporting and backup withholding unless you certify under penalties of perjury that you are a non-U.S. holder, satisfy certain other qualifications and provide your name and address, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. Federal income tax liability, provided the required information is furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters have severally agreed to purchase and we have agreed to sell to them, severally, $200 million principal amount of notes, as indicated below:

Name	Amount of Notes
J.P. Morgan Securities Inc.	$85,000,000
Morgan Stanley & Co. Incorporated	85,000,000
Lehman Brothers Inc.	15,000,000
The Royal Bank of Scotland plc	15,000,000

Total	$200,000,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement and the accompanying prospectus if any notes are taken. However, the underwriters are not required to take or pay for any notes covered by the option of the underwriters to purchase additional notes as described below.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $18.00 per note under the public offering price. After the notes are released to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

We have granted to the underwriters an option (exercisable for 30 days from the date of this prospectus supplement) to purchase, in the event the underwriters sell more than $200 million amount of notes, up to an additional $30 million aggregate principal amount of notes at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions.

The following table shows the total underwriting discounts and commissions to be paid to the underwriters by us for the notes. These amounts are shown assuming both no exercise and full exercise of the option of the underwriters to purchase up to $30 million additional principal amount of notes.

Underwriting Discounts and Commissions Paid by Us	No Exercise	Full Exercise
Per $1,000 principal amount of notes	$30	$30
Total	$6,000,000	$6,900,000

The notes are a new issue of securities with no established trading market. The underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the notes and any such market-making activity may be discontinued at any time at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes.

We and certain of our executive officers have agreed, without the prior written consent of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, not to, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock;

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock; whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraph do not apply to:

•	the issuance and sale of the notes offered by this prospectus supplement;

•	the issuance of shares of common stock upon conversion of the notes;

•	the issuance of our common stock upon the exercise of options, warrants or other rights exercisable for or the conversion of securities convertible into our common stock outstanding as of the date of this prospectus supplement of which the underwriters have been advised in writing;

•	sales of no more than a total of 500,000 shares of common stock currently held by certain of our executive officers; and

•	the issuance by us of additional options under our existing stock option plan or shares under our employee stock purchase plan.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may sell a greater principal amount of notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the principal amount of notes available for purchase by the underwriters under their option to purchase additional notes. An underwriter can close out a covered short sale by exercising its option to purchase additional notes or purchasing the notes in the open market. In determining the source of notes to close out a covered short sale, an underwriter will consider, among other things, the open market price of notes compared to the price available under the over-allotment option. The underwriters may also sell notes in excess of the overallotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, notes in the open market or impose penalty bids to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

From time to time, the underwriters and their affiliates have provided, and may provide, various financial advisory, investment banking and commercial banking services to us and our affiliates.

We expect our expenses in connection with this offering to be approximately $1.0 million.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Certain legal matters with respect to the notes will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 financial statements refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” on January 1, 2002, and a change in the method of accounting for derivative instruments and hedging activities in 2001.

PROSPECTUS

CROWN CASTLE INTERNATIONAL CORP.

From time to time, we may sell any of the following securities:

— DEBT SECURITIES

— PREFERRED STOCK

— COMMON STOCK

— WARRANTS

We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is traded over-the-counter on The Nasdaq Stock Market’s National Market under the trading symbol “TWRS.” The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on The Nasdaq Stock Market’s National Market or any securities exchange of the securities covered by the prospectus supplement.

In addition, up to 10,000,000 shares of common stock may be offered by certain selling stockholders. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

The securities may be sold directly by us or, in case of the common stock, may be sold by the selling stockholders, to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement. We would not receive any of the proceeds from the sale of common stock by selling stockholders.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2000.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. In addition, under this shelf process, one or more selling stockholders also may sell up to 10,000,000 shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described immediately below under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s following public reference facilities:

Public Reference Room 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	New York Regional Office 7 World Trade Center Suite 1300 New York, New York 10048	Chicago Regional Office Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661-2511

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” the information we file with them, which means:

—incorporated	documents are considered part of this prospectus;

—we	can disclose important information to you by referring you to those documents; and

—information	that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

(1)	Our Annual Report on Form 10-K for the year ended on December 31, 1999.

(2)	Our Quarterly Report on Form 10-Q for the quarter ended on March 31, 2000.

(3)	Our Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, filed on April 24, 2000.

(4)	The description of our common stock contained in the Registration Statement on Form S-1, as amended (File No. 333-74553), filed on March 16, 1999.

(5)	Our Amendment No. 1 to our Current Report on Form 8-K/A dated July 23, 1999.

(6)	Our Current Report on Form 8-K dated May 18, 2000.

(7)	Our Current Report on Form 8-K dated May 18, 2000.

(8)	Our Current Report on Form 8-K dated June 7, 2000.

(9)	Our Current Report on Form 8-K dated June 26, 2000.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we and the selling stockholders sell all of the securities offered by this prospectus:

—Reports	filed under Section 13(a) and (c) of the Exchange Act;

—Definitive	proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders meeting; and

—Any	reports filed under Section 15(d) of the Exchange Act.

You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC’s web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Crown Castle International Corp.

510 Bering Drive

Suite 500

Houston, TX 77057

Attention: Donald J. Reid

Telephone: (713) 570-3000

Facsimile: (713) 570-3100

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

•	the success or failure of our efforts to implement our business strategy

•	the other factors discussed below under the heading “Risk Factors” and elsewhere in this prospectus

We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors.” You should carefully consider the information set forth under the caption “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

THE COMPANY

We are a leading owner and operator of towers and transmission networks for wireless communications and broadcast transmission companies. As of April 30, 2000, we owned, leased or managed 10,392 towers, including 8,195 sites in the United States and Puerto Rico and 2,197 sites in the United Kingdom. We have entered into agreements, which, when completed, will provide us with over 900 additional towers in the United States in 2000. In addition, we have recently entered into an agreement which provides us with a tower portfolio of approximately 700 towers in Australia. Our customers currently include many of the world’s major wireless communications and broadcast companies, including GTE Wireless, Verizon, BellSouth Mobility, Powertel, Nextel, Sprint PCS, AT&T Wireless, Triton PCS, Tritel Communications, Motorola, Cable & Wireless Optus, One Zone and the British Broadcasting Corporation.

Our strategy is to use our leading domestic and international position to capture the growing opportunities to consolidate ownership and management of existing towers and other wireless and transmission infrastructure and to build and operate new towers and wireless and transmission networks and infrastructure created by:

•	the transfer to third parties, or outsourcing, of tower ownership and management by major wireless carriers;

•	the need for existing wireless carriers to expand coverage and improve capacity;

•	the additional demand for towers and wireless infrastructure created by new entrants into the wireless communications industry;

•	the privatization of state-run broadcast transmission networks; and

•	the introduction of new wireless technologies such as broadband data, or “3G,” technology.

Our main businesses are leasing digital antenna space on wireless and broadcast towers that can accommodate multiple tenants and operating analog and digital broadcast transmission networks and wireless networks. We also provide related services to our customers, including network design, radio frequency engineering, site acquisition, site development and construction, antenna installation and network management and maintenance. We believe that our full service capabilities are a key competitive advantage in forming strategic partnerships to acquire large concentrations of towers, or tower clusters, and in winning contracts for tower acquisitions, management and construction along with wireless and transmission network management.

Our primary business in the United States is the leasing of antenna space to wireless carriers. We believe that by owning and managing large tower clusters we are able to offer customers the ability to fulfill rapidly and efficiently their network expansion plans across particular markets or regions. Our acquisition strategy has been focused on adding tower clusters to our tower portfolio. As of April 30, 2000, we had tower clusters in 34 of the 50 largest U.S. metropolitan areas, and 68 of the 100 largest U.S. metropolitan areas. Our primary business in the United Kingdom, which is conducted through Crown Castle UK Holdings Limited (“CCUK”), is the operation of television and radio broadcast transmission networks. Following the 1997 acquisition of the BBC’s broadcast and tower infrastructure, we were awarded long-term contracts to provide the BBC and other broadcasters analog and digital transmission services. We also lease antenna space to wireless operators in the United Kingdom on the towers we acquired from the BBC and from various wireless carriers along with towers we have constructed. We have nationwide broadcast and wireless coverage in the United Kingdom.

Our primary business in Australia is the leasing of antenna space to wireless carriers. In March 2000, a 66.7% subsidiary of ours, Crown Castle Australia Limited, or “CCAL”, entered into an agreement to purchase approximately 700 towers in Australia from Cable & Wireless Optus for at total purchase price of approximately $135 million in cash (Australian $220 million). Upon completion of the Cable & Wireless Optus transaction, which we expect to close during the remainder of 2000, CCAL will own and operate a nationwide portfolio of approximately 700 towers in Australia covering over 90 percent of the population.

We believe our towers are attractive to a diverse range of wireless communications industries, including personal communications services, cellular, enhanced specialized mobile radio, specialized mobile radio, paging, and fixed microwave, as well as radio and television broadcasting. In the United States our major customers include GTE Wireless, Verizon, BellSouth Mobility, Powertel, Nextel, Sprint PCS, AT&T Wireless, Triton PCS, Tritel Communications and Motorola. In the United Kingdom our major customers include the BBC, Cellnet, Dolphin, NTL, ONdigital, One2One, Orange, Virgin Radio and Vodafone AirTouch. Our principal customer in Australia is Cable & Wireless Optus.

We are continuing our ongoing construction program to enhance our tower portfolios. In 1999, we constructed over 900 towers. In 2000, we plan to construct approximately 1,170 towers at an estimated aggregate cost of $270 million for lease to wireless carriers such as Verizon, BellSouth Mobility, GTE Wireless and Nextel. The actual number of towers built may be outside that range depending on acquisition opportunities and potential build-to-suit contracts from large wireless carriers.

Our principal executive offices are located at 510 Bering Drive, Suite 500, Houston, Texas 77057, and our telephone number is (713) 570-3000.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges, the deficiency of our consolidated earnings to cover fixed charges, our consolidated ratio of earnings to combined fixed charges and preferred stock dividends and the deficiency of our consolidated earnings to cover combined fixed charges and preferred stock dividends for the periods indicated.

	Years Ended December 31,					Three Months Ended March 31, 2000
	1995	1996	1997	1998	1999
	(in thousands of dollars)
Ratio of Earnings to Fixed Charges	—	—	—	—	—	—
Deficiency of Earnings to Cover Fixed Charges	$21	$947	$10,755	$37,802	91,316	$30,508
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	—	—	—	—
Deficiency of Earnings to Cover Combined Fixed Charges and Preferred Stock Dividends	$21	$947	$12,954	$43,213	120,197	$42,001

For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings represent income (loss) before income taxes, minority interests, extraordinary item, cumulative effect of change in accounting principle, fixed charges and undistributed equity in earnings (losses) of unconsolidated affiliate. Fixed charges consist of interest expense, the interest component of operating leases and amortization of deferred financing costs.

USE OF PROCEEDS

We will use the net proceeds from our sale of the securities for our general corporate purposes, which may include, repaying indebtedness, making additions to our working capital, funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement.

We will not receive any of the proceeds from the sale of common stock that may be sold by selling stockholders.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The debt securities will be our general obligations and may be subordinated to “Senior Indebtedness” (as defined below) we have or may incur to the extent set forth in the prospectus supplement relating to them. See “Description of Debt Securities — Subordination” below. Debt securities will be issued under an indenture between us and one or more commercial banks to be selected as trustees (collectively, the “trustee”). A copy of the form of indenture has been filed as an exhibit to the registration statement filed with the SEC. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the indenture, including the definition of certain terms used below.

General

The indenture does not limit the aggregate principal amount of debt securities that can be issued under it. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

(a)  the title of the debt securities of the series;

(b)  any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

(c)  the date or dates on which the principal and premium with respect to the debt securities of the series are payable;

(d)  the rate or rates (which may be fixed or variable) at which the debt securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of Registered Securities (as defined below)), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(e)  the currency or currencies in which debt securities of the series shall be denominated, the place or places, if any, in addition to or instead of the corporate trust office of the trustee (in the case of Registered Securities) or the principal New York office of the trustee (in the case of Bearer Securities), where the principal, premium, and interest with respect to debt securities of the series shall be payable;

(f)  the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part at our option or otherwise;

(g)  whether debt securities of the series are to be issued as Registered Securities or Bearer Securities (as defined below) or both and, if Bearer Securities are to be issued, whether coupons will be attached to them, whether Bearer Securities of the series may be exchanged for Registered Securities of the series, and the circumstances under which and the places at which any such exchanges, if permitted, may be made;

(h)  if any debt securities of the series are to be issued as Bearer Securities or as one or more Global Securities (as defined below) representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable with respect to any interest payment date prior to the exchange of such temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on such interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

(i)  our obligation, if any, to redeem, purchase, or repay debt securities of the series under any sinking fund or analogous provisions or at the option of a holder of such debt securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series shall be redeemed, purchased, or repaid, in whole or in part, under such obligations;

(j)  the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for our or any other issuer’s or obligor’s common stock, preferred stock, other debt securities or warrants for common stock, preferred stock, indebtedness or other securities of any kind and the terms and conditions upon which such conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

(k)  if other than denominations of $1,000 or any integral multiple thereof, the denominations in which debt securities of the series shall be issuable;

(l)  if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(m)  if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

(n)  any changes or additions to the provisions of the indenture dealing with defeasance;

(o)  if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

(p)  the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act of 1939, as amended, are applicable and any corresponding changes to provisions of the Indenture as then in effect;

(q)  any addition to or change in the Events of Default (as defined below) with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such debt securities due and payable;

(r)  if the debt securities of the series shall be issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which such global security may be exchanged in whole or in part for other individual debt securities in definitive registered form, the depositary (as defined in the applicable prospectus supplement) for such global security and the form of any legend or legends to be borne by any such global Security in addition to or in lieu of the legend referred to in the Indenture;

(s)  any trustee, authenticating or paying agents, transfer agents or registrars;

(t)  the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets;

(u)  the terms, if any, of any guarantee of the payment of principal, premium, and interest with respect to debt securities of the series and any corresponding changes to the provisions of the indenture as then in effect;

(v)  the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the Indenture relating to subordination;

(w)  with regard to debt securities of the series that do not bear interest, the dates for certain required reports to the trustee; and

(x)  any other terms of the debt securities of the series (which terms shall not be prohibited by the provisions of the Indenture).

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of debt securities to which such prospectus supplement relates, including those applicable to (a) Bearer Securities, (b) debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (c) debt securities with respect to which principal, or interest is payable in a foreign or composite currency, (d) debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates (“Original Issue Discount Debt Securities”) and (e) variable rate debt securities that are exchangeable for fixed rate debt securities.

Unless otherwise provided in the applicable prospectus supplement, Registered Securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee’s agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the prospectus supplement relating to such Bearer Securities.

All funds which we pay to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us, and the holders of such debt securities or any coupons appertaining thereto will thereafter look only to us for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original issue date, date or dates on which principal and interest are due, and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depositary, which will be identified in the prospectus supplement relating to such debt securities. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any nominee of the depositary to a successor depositary or any nominee of such successor.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such debt securities. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with the depositary (“participants”). Such accounts shall be designated by the dealers or underwriters with respect to such debt securities or, if such debt securities are offered and sold directly by us or through one or more agents, by us or such agents. Ownership of beneficial interests in a global security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any of such debt securities in definitive form, and will not be considered the owners or holders thereof under the Indenture.

Subject to the restrictions applicable to Bearer Securities described in an applicable prospectus supplement (see “Limitations on Issuance of Bearer Securities” below), payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner or holder of such global security. Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee’s will have any responsibility or liability for (a) any aspect of the records relating to or payments made by the depositary, its nominee or any participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests, (b) the payment to the owners of beneficial interests in the global security of amounts paid to the depositary or its nominee or (c) any other matter relating to the actions and practices of the depositary, its nominee or its participants. Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee will be liable for any delay by the depositary, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security, as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name.” Such payments will be the responsibility of such participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement (see “Limitation on Issuance of Bearer Securities” below).

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary, we shall appoint a successor depositary. If a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine to no longer have debt securities of a series represented by a global security and, in such event, will issue individual debt securities of such series in exchange for the global security representing such series of debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee, and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name (if the debt securities are issuable as Registered Securities). Individual debt securities of such series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by us if the debt securities are issuable as Bearer Securities or (c) as either Registered Securities or Bearer Securities as described above if the debt securities are issuable in either form.

Limitations on Issuance of Bearer Securities

The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or Bearer Securities (which will be transferable only by delivery). If such debt securities are issuable as Bearer Securities, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to such debt securities.

Certain Covenants

Merger, Consolidation or Sale of Assets

The indenture provides that we may not:

(1)  consolidate or merge with or into (whether or not we are the surviving corporation), or

(2)  sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our properties or assets in one or more related transactions, to another corporation, Person or entity, unless:

(a)  either:

(A)  we are the surviving corporation, or

(B)  the entity or the Person (as defined) formed by or surviving any such consolidation or merger (if other than us) or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(b)  the entity or Person formed by or surviving any such consolidation or merger (if other than us) or the entity or Person to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all our obligations under the debt securities and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

(c)  immediately after such transaction no Default (as defined) exists; and

(d)  except in the case of:

(A)  a merger of us with or into our Wholly Owned Restricted Subsidiary (as defined) and

(B)  a merger entered into solely for the purpose of reincorporating us in another jurisdiction:

(x)  in the case of a merger or consolidation in which we are the surviving corporation, our Debt to Adjusted Consolidated Cash Flow Ratio (as defined) at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if the transaction had occurred at the beginning of our most recently ended four full fiscal quarter period for which internal financial statements are available for income statement purposes, would have been less than our Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction, or

(y)  in the case of any other such transaction, the Debt to Adjusted Consolidated Cash Flow of the entity or Person formed by or surviving any such consolidation or merger (if other than us), or to which the sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of the transaction, after giving pro forma effect to the transaction as of such date for balance sheet purposes and as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarter period of such entity or Person for which internal financial statements are available for income statement purposes, would have been less than our Debt to Adjusted Consolidated Cash Flow Ratio for the same period without giving pro forma effect to such transaction; provided that for purposes of determining the Debt to Adjusted Consolidated Cash Flow Ratio of any entity or Person for purposes of this clause (y) the entity or Person will be substituted for us in the definition of Debt to Adjusted Consolidated Cash Flow Ratio and the defined terms included in the indenture.

Subordination

Debt securities of a series may be subordinated (“subordinated debt securities”) to Senior Indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. We conduct substantially all our operations through subsidiaries, and the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries.

Upon any payment or distribution of our assets to creditors or upon our total or partial liquidation or dissolution or in a bankruptcy, receivership, or similar proceeding relating to us or our property, holders of Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before holders of subordinated debt securities shall be entitled to receive any payment of principal, premium, or interest with respect to the subordinated debt securities, and until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled shall be made to the holders of Senior Indebtedness (except that such holders may receive shares of stock and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities).

We may not make any payments of principal, premium, or interest with respect to subordinated debt securities, make any deposit for the purpose of defeasance of such subordinated debt securities, or repurchase, redeem, or otherwise retire (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by the delivery of subordinated debt securities by us to the trustee in satisfaction of our sinking fund obligation) any subordinated debt securities if (a) any principal, premium or interest with respect to Senior Indebtedness is not paid in full in cash within any applicable grace period (including at maturity) or (b) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, unless, in either case, the default has been cured or waived and such acceleration has been rescinded, such Senior Indebtedness has been paid in full in cash or we and the trustee receive written notice approving such payment from the representatives of such Senior Indebtedness. During the continuance of any default (other than a default described in clause (a) or (b) above) with respect to any Designated Senior Indebtedness (as defined in the applicable prospectus supplement) pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period (the “payment blockage period”) commencing on the receipt by us and the trustee of written notice of such default from the representative of any Designated Senior Indebtedness specifying an election to effect a payment blockage period (a “blockage notice”). The payment blockage period may be terminated before its expiration by written notice to the trustee and us from the person who gave the blockage notice, by repayment in full in cash of the Senior Indebtedness with respect to which the blockage notice was given or because the default giving rise to the payment blockage period is no longer continuing. Unless the holders of such Designated Senior Indebtedness shall have accelerated the maturity thereof, we may resume payments on the subordinated debt securities after the expiration of the payment blockage period. Not more than one blockage notice may be given in any period of 360 consecutive days. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

By reason of such subordination, in the event of insolvency, creditors of ours who are holders of Senior Indebtedness, as well as certain general creditors of ours, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default and Remedies

The following events are defined in the indenture as “Events of Default” with respect to a series of debt securities:

(a)  default for 30 days in the payment when due of interest on the debt securities;

(b)  default in payment when due of the principal of or premium, if any, on the debt securities;

(c)  our failure or failure by any of our Subsidiaries (as defined) to comply with the provisions described under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” or our failure to consummate a Change of Control Offer (as defined) or Asset Sale Offer (as defined) in accordance with the provisions of the indenture;

(d)  our failure or failure by any of our Subsidiaries for 30 days after notice to comply with any other agreements in the indenture or the debt securities;

(e)  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (as defined) for money borrowed by us or any of our Significant Subsidiaries (as defined), or the payment of which is guaranteed by us or any of our Significant Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

(1)  is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of the default (a “Payment Default”); or

(2)  results in the acceleration of the Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(f)  failure by us or any of our Significant Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

(g)  certain events of bankruptcy or insolvency described in the indenture with respect to us or any of our Restricted Subsidiaries.

(h)  any other Event of Default provided with respect to debt securities of that series.

An Event of Default with respect to one series of debt securities is not necessarily an Event of Default for another series.

A prospectus supplement may omit, modify or add to the foregoing Events of Default.

If any Event of Default occurs and is continuing, the trustee under the indenture or the holders of at least 25% in principal amount at maturity of the then outstanding notes of the applicable series may declare all the notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding debt securities will become due and payable without further action or notice. Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount at maturity of the then outstanding debt securities may direct the trustee under the indenture in its exercise of any trust or power.

The holders of a majority in aggregate principal amount at maturity of the debt securities then outstanding by notice to the trustee under the indenture may on behalf of the holders of all of such series of debt securities waive any existing Default or Event of Default and its consequences under the applicable indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of the debt securities.

The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the relevant series of debt securities notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any debt security, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the debt securities. In addition, we are required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are also required to deliver to the trustee, promptly after the occurrence thereof, written notice of any event that would constitute a Default, the status thereof and what action we are taking or proposes to take in respect thereof.

Modification of the Indenture

We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

(a)  to evidence the succession of another person to us pursuant to the provisions of the indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of our covenants, agreements and obligations in the indenture and in the debt securities;

(b)  to surrender any right or power conferred upon us by the indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of such debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive such default);

(c)  to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of debt securities of any series;

(d)  to modify or amend the indenture in such a manner as to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

(e)  to add to or change any of the provisions of the indenture to provide that Bearer Securities may be registerable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to Registered Securities or of principal, premium or interest with respect to Bearer Securities, or to permit Registered Securities to be exchanged for Bearer Securities, so as to not adversely affect the interests of the holders of debt securities or any coupons of any series in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

(f)  to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

(g)  in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if each such holder of senior indebtedness consents to such change);

(h)  to add guarantees with respect to the debt securities or to secure the debt securities;

(i)  to make any change that does not adversely affect the rights of any holder;

(j)  to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any such addition, change or elimination not otherwise permitted under the indenture shall (1) neither apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (2) become effective only when there is no such debt security outstanding;

(k)  to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee; and

(l)  to establish the form or terms of debt securities and coupons of any series, as described under “Description of Debt Securities — General” above.

With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, we and the trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental Indenture or modifying in any manner the rights of the holder of the debt securities of such series; provided, however, that without the consent of the holders of each debt security so affected, no such supplemental indenture shall (a) reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any payment to be made with respect to any coupon, (c) reduce the principal of or extend the stated maturity of any debt security, (d) reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed, (e) make any debt security payable in a currency other than that stated in the debt security, (f) in the case of any subordinated debt security or coupons appertaining thereto, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under such provisions, (g) release any security that may have been granted with respect to the debt securities, (h) make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent, (i) change any obligation of ours provided for in the indenture to pay additional interest with respect to Bearer Securities or (j) limit our obligation to maintain a paying agency outside the United States for payment on Bearer Securities or limit our obligation to redeem certain Bearer Securities.

Satisfaction and Discharge of the Indenture; Defeasance

The indenture shall generally cease to be of any further effect with respect to a series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of such series (with certain limited exceptions) or (b) all debt securities and coupons of such series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all such debt securities and coupons (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us).

In addition, we shall have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture). If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an Event of Default related to the specified covenants.

The applicable prospectus supplement will describe the procedures we must follow in order to exercise our defeasance options.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 600,000,000 shares of common stock, par value $.01 per share, 90,000,000 shares of Class A common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of July 5, 2000 there were 183,683,790 shares of common stock outstanding, no shares of Class A common stock outstanding, 241,431 shares of 12 3/4% Senior Exchangeable Preferred Stock due 2010 outstanding and 200,000 shares of 8¼% Cumulative Convertible Redeemable Preferred Stock due 2012 outstanding.

Common Stock

Voting Rights

Each share of common stock is entitled to one vote. The common stock votes together as a single class on all matters presented for a vote of the stockholders, except as provided under the Delaware General Corporation Law.

Dividends and Liquidation Rights

Each share of common stock is entitled to receive dividends if, as and when declared by the board of directors out of funds legally available for that purpose, subject to approval of certain holders of preferred stock. In the event of our dissolution, after satisfaction of amounts payable to our creditors and distribution of any preferential amounts to the holders of outstanding preferred stock, if any, holders of common stock are entitled to share ratably in the assets available for distribution to the stockholders.

Other Provisions

There are no preemptive rights to subscribe for any additional securities which we may issue, and there are no redemption provisions or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are legally issued, fully paid and nonassessable.

Class A Common Stock

Voting Rights

Each share of Class A common stock is entitled to one vote for each such share on all matters presented to the stockholders, except the election of directors. The holders of the shares of Class A common stock vote, except as provided under the Delaware General Corporation Law, together with the holders of the common stock and any other class or series of our stock accorded such general voting rights, as a single class.

The holders of Class A common stock, subject to limitations, have a veto over certain significant corporate actions we may take.

Convertibility

Each share of Class A common stock is convertible, at the option of its record holder, into one share of common stock at any time.

In the event of any transfer of any share of Class A common stock to any person other than an Affiliate (as defined in Rule 12b-2 of the Exchange Act) of the transferor, such share of Class A common stock automatically converts, without any further action, into one share of common stock. However, a holder of shares of Class A common stock may pledge its shares to a lender under a bona fide pledge of such shares of Class A common stock as collateral security for any indebtedness or other obligation of any person due to the pledgee or its nominee.

Dividends and Liquidation Rights

Holders of shares of Class A common stock are entitled to the same dividends and liquidation rights as holders of shares of common stock.

Preferred Stock

Under our certificate of incorporation, we may issue up to 10,000,000 shares of preferred stock in one or more series. Our board of directors, has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix their designations, preferences, rights, qualifications, limitations and restrictions, including the voting rights, dividend rights, dividend rate, conversion rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series.

12 3/4 Exchangeable Preferred Stock due 2010

Each share of exchangeable preferred stock has a liquidation preference of $1,000 per share and is exchangeable, at our option, in whole but not in part, for our exchange debentures.

Voting Rights

The shares of exchangeable preferred stock have no voting rights, except as required by law and as specified in the certificate of designations. If we fail to meet our obligations under the certificate of designations, the holders of the exchangeable preferred stock will be entitled to elect two additional members to the board of directors.

Dividends

Dividends are paid on each March 15, June 15, September 15 and December 15, at an annual fixed rate of 12 3/4%. On or before December 15, 2003, we have the option to pay dividends in cash or in additional fully paid and non-assessable shares of exchangeable preferred stock having an aggregate liquidation preference equal to the amount of such dividends. After December 15, 2003, dividends will be paid only in cash.

Mandatory Redemption

We are required to redeem all of the shares of exchangeable preferred stock outstanding on December 15, 2010 at a redemption price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends to the date of redemption.

Optional Redemption

On or after December 15, 2003, we may redeem some or all of the shares of exchangeable preferred stock at any time at certain specified redemption prices. In addition, before December 15, 2001, we may redeem up to 35% of the exchangeable preferred stock with the proceeds of public equity offerings or strategic equity investments at a redemption price equal to 112.750% of the liquidation preference of the exchangeable preferred stock, together with accumulated and unpaid dividends.

Change of Control

If we experience specific kinds of changes in control, we will be required to make an offer to purchase any and all shares of exchangeable preferred stock at a purchase price of 101% of the liquidation preference of such shares together with all accumulated and unpaid dividends.

Certain Covenants

We issued the exchangeable preferred stock under a certificate of designations that became part of our certificate of incorporation. The certificate of designations contains certain covenants that, among other things, limit our ability and the ability of our subsidiaries to borrow money; pay dividends on stock or purchase capital stock; make investments and sell assets or merge with or into other companies.

Ranking

The exchangeable preferred stock ranks (1) senior to all our other classes of capital stock established after the issue date of the exchangeable preferred stock that do not expressly provide that they rank on par with the exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution and (2) on par with any class of capital stock established after the date of issuance of the exchangeable preferred stock the terms of which provide that such class or series will rank on par with the exchangeable preferred stock as to dividends and distributions upon our liquidation, winding up and dissolution.

8 1/4% Cumulative Convertible Redeemable Preferred Stock

On November 19, 1999, we privately placed 200,000 shares of series A convertible preferred stock with a wholly owned subsidiary of GE Capital (“GE”). Each share of series A convertible preferred stock automatically converts into one share of series B convertible preferred stock upon a sale or other transfer of such share to a party other than an affiliate of GE. Each share of convertible preferred stock has a liquidation preference of $1,000 and is convertible, at the option of the holder, in whole or in part, into shares of our common stock.

Voting Rights

Holders of series A convertible preferred stock are entitled to vote on all matters voted on by holders of common stock, voting together as a single class with the other holders of common stock, on all matters submitted for a shareholder vote. Each share of series A convertible preferred stock has voting rights equal to the number of votes that could be cast by the holder of the number of shares of common stock into which each share of series A convertible preferred stock is convertible on the record date of such vote.

The shares of series B convertible preferred stock have no voting rights, except as required by law and as specified in the certificate of designations if certain events occur or fail to occur.

Convertibility

The shares of convertible preferred stock are convertible, at the option of the holder, into shares of our common stock at a conversion price of $26.875 per share of common stock.

Dividends

Dividends are paid on each March 15, June 15, September 15 and December 15, at an annual fixed rate of 8 1/4%. Dividends on the convertible preferred stock can be paid at our option in cash, common stock or any combination of cash and common stock. Holders of the 8 1/4% convertible preferred stock will also be eligible to receive additional dividends up to an amount of $1,000,000 per year, if certain events occur or fail to occur.

Mandatory Redemption

We are required to redeem all of the shares of convertible preferred stock outstanding on March 31, 2012 at a redemption price equal to 100% of the liquidation preference of such shares, plus accumulated and unpaid dividends to the date of redemption.

Optional Redemption

On or after October 1, 2002, we may redeem some or all of the shares of convertible preferred stock at any time at certain specified redemption prices.

Change of Control

Upon the occurrence of specified change of control events, the holders of the convertible preferred stock, if the current market price of our common stock as of the date of such change of control is less than the conversion price, have a one time option, exercisable at any time within ninety days following such change of control event, to convert all of their outstanding shares of convertible preferred stock into shares of our common stock at an adjusted conversion price per share equal to the greater of (1) the last reported sale price for one share of common stock in an arm’s length transaction as of the date of such change of control and (2) $12.96. We may, at our option and in lieu of issuing the shares of common stock issuable upon a change of control event as described above, make a cash payment to holders of convertible preferred stock equal to the current market price of such common stock otherwise issuable.

Certain Covenants

We issued the exchangeable preferred stock under a certificate of designations that became part of our certificate of incorporation. The certificate of designations contains certain covenants that, among other things, limit our ability and the ability of our subsidiaries to pay dividends on stock or sell assets or merge with or into other companies.

Ranking

The convertible preferred stock, with respect to dividends and distributions upon our liquidation, dissolution or winding-up, ranks (1) senior to our common stock and all other classes of our capital stock authorized and issued after the issue date of the convertible preferred stock that do not expressly state that they rank on par with or senior to the convertible preferred stock with respect to dividends and distributions upon our liquidation, dissolution or winding-up, (2) on par with all other classes of our capital stock authorized and issued after the issue date of the convertible preferred stock that expressly provide that such class or series will rank on par with the convertible preferred stock with respect to dividends and distributions upon our liquidation, dissolution or winding-up, and (3) junior to (A) the senior exchangeable preferred stock, (B) up to an aggregate of $200.0 million in any class of capital stock authorized and issued after the issue date of the convertible preferred stock to replace the senior exchangeable preferred stock and (C) up to an aggregate of $400.0 million in any other class of senior stock authorized and issued after the issue date of the convertible preferred stock.

Senior Preferred Warrants

In connection with the offering of a series of senior convertible preferred stock in August 1997 and October 1997, we issued warrants to purchase an aggregate of 1,314,990 shares of common stock, of which 835,990 remained outstanding as of May 1, 2000, at an exercise price of $7.50 per share. In connection with the offering of the cumulative convertible preferred stock in November 1999, we issued warrants to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $26.875 per share.

Certificate of Incorporation and By-laws

Stockholders’ rights and related matters are governed by the Delaware General Corporation Law, and our certificate of incorporation and the by-laws. Certain provisions of our certificate of incorporation and by-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by our board of directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the common stock. We believe that such provisions are necessary to enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by our board of directors to be in our best interests and those of our stockholders.

Classified Board of Directors and Related Provisions

Our certificate of incorporation provides that our directors, other than those directors who may be elected by holders of any series of preferred stock or holders of the Class A common stock, initially are divided into three classes of directors, consisting of three, three and four directors. One class of directors, initially consisting of four directors, was elected for a term expiring at the annual meeting of stockholders to be held in 2001, another class initially consisting of four directors was elected for a term expiring at the annual meeting of stockholders in 2002, and another class initially consisting of three directors was elected for a term expiring at the annual meeting of stockholders in 2003. The classified board provisions will prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date such party obtains the controlling interest. Voting stock is defined in our certificate of incorporation as the outstanding shares of our capital stock entitled to vote in a general vote of our stockholders as a single class with shares of common stock, which shares of capital stock include the shares of Class A common stock and shares of our 8 ¼% cumulative convertible redeemable preferred stock.

No Stockholder Action by Written Consent; Special Meeting

The certificate of incorporation prohibits stockholders from taking action by written consent in lieu of an annual or special meeting, except relating to holders of Class A common stock on matters on which they are entitled to vote and, thus, stockholders may only take action at an annual or special meeting called in accordance with our by-laws. The by-laws provide that special meetings of stockholders may only be called by our secretary at the direction of our board of directors under a resolution adopted by the board.

These provisions could have the effect of delaying consideration of a stockholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of our capital stock entitled to vote from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our by-laws establish advance notice procedures for stockholder proposals and the nomination, other than by or at the direction of the board of directors, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary at least 90 days but not more than 120 days prior to the first anniversary of our preceding year’s annual meeting. However, if the date of our annual meeting is more than 30 days earlier than, or more than 90 days later than, the anniversary date of our preceding year’s annual meeting, notice by a stockholder will be considered timely if it is delivered not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. The notice of nominations for the election of directors must set forth certain information concerning the stockholder giving the notice and each nominee.

By requiring advance notice of nominations by stockholders, these procedures will afford our board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders about these qualifications. By requiring advance notice of other proposed business, these procedures will provide our board of directors with an opportunity to inform stockholders of any business proposed to be conducted at a meeting, together with any recommendations as to the board of directors’ position on action to be taken on such business. This should allow stockholders to better decide whether to attend a meeting or to grant a proxy for the disposition of any such business.

Dilution

Our certificate of incorporation provides that our board of directors is authorized to create and issue, whether or not in connection with the issuance and sale of any of its stock or other securities or property, rights entitling the holders to purchase from us shares of stock or other securities of us or of any other corporation. Our board of directors is authorized to issue these rights even though the creation and issuance of these rights could have the effect of discouraging third parties from seeking, or impairing their right to seek, to:

(1)  acquire a significant portion of our outstanding securities;

(2)  engage in any transaction which might result in a change of control of the corporation; or

(3)  enter into any agreement, arrangement or understanding with another party to accomplish these transactions or for the purpose of acquiring, holding, voting or disposing of any of our securities.

Amendments

Our certificate of incorporation and by-laws provide that we may amend, alter, change or repeal any provision contained in our certificate of incorporation or a preferred stock designation. However, the affirmative vote of the holders of at least 80% of the voting power of the then outstanding voting stock, voting together as a single class, is required to amend, repeal or adopt any provision inconsistent with certain provisions our certificate of incorporation, including the provisions discussed above relating to the classification of our board of directors, prohibiting stockholder action by written consent, and prohibiting the calling of special meetings by stockholders.

Our by-laws may be amended by either the holders of 80% of the voting power of the voting stock or by the majority of the board; but the board may alter, amend or repeal or adopt new by-laws in conflict with some of these provisions by a two-thirds vote of the entire board.

Rights Plan

Rights

Our board of directors has declared a dividend of one right for each outstanding share of common stock and each outstanding share of Class A common stock. Rights have been issued in connection with each outstanding share of common stock and Class A common stock; and rights will be issued in connection with common stock and Class A common stock issued subsequently until the distribution date, and, in certain circumstances, for common stock and Class A common stock issued after the distribution date referred to below. Each right, when it becomes exercisable as described below, will entitle the registered holder to purchase from us one one-thousandth of a share of Series A Participating Cumulative Preferred Stock at a price of $110.00 per one one-thousandth of a share, subject to adjustment in certain circumstances. The description and terms of the rights are set forth in a rights agreement between us and the rights agent named therein. The rights will not be exercisable until the distribution date and will expire on the tenth annual anniversary of the rights agreement, unless earlier redeemed by us. Until a right is exercised, the holder, as such, will have no rights as our stockholder, including the right to vote or to receive dividends.

Distribution Date

Under the rights agreement, the “distribution date” is the earlier of:

(1)  such time as we learn that a person or group, including any affiliate or associate of such person or group, has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of our outstanding voting securities (such person or group being an “acquiring person”), subject to the exceptions relating to Bell South, Bell Atlantic, GTE and Berkshire Fund IV Investment Corp., Berkshire Investors LLC and Berkshire Partners LLC (collectively, the “Berkshire group”), unless provisions preventing accidental triggering of the distribution of the rights apply, and

(2)  the close of business on such date, if any, as may be designated by our board of directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% or more of the outstanding shares of voting securities.

Each member of the Berkshire group will not otherwise be deemed an acquiring person if the aggregate ownership interest of the Berkshire group does not exceed the greater of:

(a)  the aggregate ownership interest of the Berkshire group upon the execution of the rights agreement, reduced by an amount equal to any disposition of voting securities following the date the rights agreement is executed and

(b)  15% of the outstanding voting securities.

Triggering Event and Effect of Triggering Event

When there is an acquiring person, the rights will entitle each holder, other than such acquiring person, of a right to purchase, at the purchase price, that number of one one-thousandths of a preferred share equivalent to the number of shares of common stock that at the time of such event would have a market value of twice the purchase price.

If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or an affiliate or associate of an acquiring person that is a publicly traded corporation, each right will entitle its holder, other than rights beneficially owned by such acquiring person, to purchase, for the purchase price, that number of common shares of such corporation which at the time of the transaction would have a market value or, in some cases, book value of twice the purchase price. If we are acquired in a merger or other business combination by an acquiring person or an affiliate or associate of an acquiring person that is not a publicly traded entity, or if 50% or more of our assets or assets representing 50% or more of our revenues or cash flow are sold, leased, exchanged or otherwise transferred to an acquiring person or affiliate or associate of an acquiring person that is not a publicly traded entity, each right will entitle its holder to purchase for the purchase price, at such holder’s option:

(1)  that number of shares of the surviving corporation, which could be us, in the transaction with such entity, which at the time of the transaction would have a book value of twice the purchase price,

(2)  that number of shares of the ultimate parent of or entity controlling such surviving corporation which at the time of the transaction would have a book value of twice the purchase price or

(3)  if such entity has an affiliate which has publicly traded common shares, that number of common shares of such affiliate which at the time of the transaction would have a market value of twice the purchase price.

Any rights that are at any time beneficially owned by an acquiring person, or any affiliate or associate of an acquiring person, will be null and void and nontransferable, and any holder of any such right will be unable to exercise or transfer any such right.

Redemption

At any time prior to the earlier of (1) such time as a person or group becomes an acquiring person and (2) the expiration date, our board of directors may redeem the rights in whole, but not in part, at a price, in cash or common stock or other securities of ours deemed by our board of directors to be at least equivalent in value, of $.01 per right, which amount shall be subject to adjustment as provided in the rights agreement. Immediately upon the action of our board of directors ordering the redemption of the rights, and without any further action and without any notice, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

In addition, at any time after there is an acquiring person, our board of directors may elect to exchange each right for consideration per right consisting of one-half of the securities that would be issuable at such time upon exercise of one right under the terms of the rights agreement.

Amendment

At any time prior to the distribution date, we may, without the approval of any holder of any rights, supplement or amend any provision of the rights agreement, including the date on which the expiration date or distribution date shall occur, the definition of acquiring person, the time during which the rights may be redeemed or the terms of the preferred shares, except that no supplement or amendment shall be made which reduces the redemption price other than under certain adjustments therein.

Certain Effects of the Rights Plan

The rights plan is designed to protect our stockholders in the event of unsolicited offers to acquire us and other coercive takeover tactics which, in the opinion of our board of directors, could impair its ability to represent stockholder interests. The provisions of the rights plan may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer our stockholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of our stockholders.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder”, which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless:

(1)  the business combination is approved by the corporation’s board of directors prior to the date the interested stockholder acquired shares;

(2)  the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder; or

(3)  the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting.

A business combination is defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder’s proportionate share ownership in the corporation. A Delaware corporation, under a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the Delaware General Corporation Law. We are subject to the restrictions imposed by Section 203.

Under certain circumstances, Section 203 makes it more difficult for a person who could be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring us to negotiate in advance with the board of directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Limitations of Directors’ Liability

Our certificate of incorporation provides that none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability:

(1)  for any breach of the director’s duty of loyalty to us or our stockholders,

(2)  for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3)  under Section 174 of the Delaware General Corporation Law, or

(4)  for any transaction from which the director derived an improper personal benefit.

The effect of these provisions will be to eliminate our rights and the rights of our stockholders (through stockholders’ derivatives suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care.

Transfer Agent

The Transfer Agent and Registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

Debt Warrants

The prospectus supplement relating to a particular issue of debt warrants will describe the terms of such debt warrants, including the following: (a) the title of such debt warrants; (b) the offering price for such debt warrants, if any; (c) the aggregate number of such debt warrants; (d) the designation and terms of the debt securities purchasable upon exercise of such debt warrants; (e) if applicable, the designation and terms of the debt securities with which such debt warrants are issued and the number of such debt warrants issued with each such debt security; (f) if applicable, the date from and after which such debt warrants and any debt securities issued therewith will be separately transferable; (g) the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise (which price may be payable in cash, securities, or other property); (h) the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such debt warrants that may be exercised at any one time; (j) whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form; (k) information with respect to book-entry procedures, if any; (1) the currency or currency units in which the offering price, if any, and the exercise price are payable; (m) if applicable, a discussion of material United States federal income tax considerations; (n) the antidilution provisions of such debt warrants, if any; (o) the redemption or call provisions, if any, applicable to such debt warrants; and (p) any additional terms of such debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of such debt warrants.

Stock Warrants

The prospectus supplement relating to any particular issue of preferred stock warrants or common stock warrants will describe the terms of such warrants, including the following: (a) the title of such warrants; (b) the offering price for such warrants, if any; (c) the aggregate number of such warrants; (d) the designation and terms of the common stock or preferred stock purchasable upon exercise of such warrants; (e) if applicable, the designation and terms of the offered securities with which such warrants are issued and the number of such warrants issued with each such offered security; (f) if applicable, the date from and after which such warrants and any offered securities issued therewith will be separately transferable; (g) the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which such shares may be purchased upon exercise; (h) the date on which the right to exercise such warrants shall commence and the date on which such right shall expire; (i) if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time; (j) the currency or currency units in which the offering price, if any, and the exercise price are payable, (k) if applicable, a discussion of material United States federal income tax considerations; (l) the antidilution provisions of such warrants, if any; (m) the redemption or call provisions, if any, applicable to such warrants; and (n) any additional terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

SELLING STOCKHOLDERS

The selling stockholders may be our directors, executive officers, former directors, employees or certain holders of our common stock. The prospectus supplement for any offering of the common stock by selling stockholders will include the following information:

— the names of the selling stockholders;

— the number of shares held by each of the selling stockholders;

— the percentage of the common stock held by each of the selling stockholders; and

— the number of shares of the common stock offered by each of the selling stockholders.

PLAN OF DISTRIBUTION

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

Our company and any selling stockholders may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. The selling stockholders may also distribute securities through one or more special purpose trusts, which will enter into forward purchase arrangements with selling stockholders and distribute their own securities. Each prospectus supplement will describe the terms of the securities to which such prospectus supplement relates, the names of the selling stockholders and the number of shares of common stock to be sold by each, the name or names of any underwriters or agents with whom we or the selling stockholders, or both, have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we or the selling stockholders will receive from such sale. In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters’ compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such securities will be listed. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If so indicated in the applicable prospectus supplement, we or the selling stockholders, or both, will authorize underwriters or agents to solicit offers by certain institutions to purchase securities from us or the selling stockholders, or both, pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include, among others:

— commercial and savings banks;

— insurance companies;

— pension funds;

— investment companies;

— educational and charitable institutions.

In all cases, such institutions must be approved by us or the selling stockholders, or both. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject and (ii) if the securities are also being sold to underwriters acting as principals for their own account, the underwriters will have purchased such securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

Any selling stockholder, underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.

Certain of any such underwriters and agents including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business. One or more of our affiliates may from time to time act as an agent or underwriter in connection with the sale of the securities to the extent permitted by applicable law. The participation of any such affiliate in the offer and sale of the securities will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding the offer and sale of securities of an affiliate.

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the common stock, which is listed on The Nasdaq Stock Market’s National Market, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We will, however, bear certain expenses in connection with the registration of the securities being offered under this prospectus by the selling stockholders, including all costs incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

VALIDITY OF SECURITIES

The validity of the securities offered hereby will be passed upon for us by Cravath, Swaine & Moore, New York, New York and for the underwriters or agents, if any, by Latham & Watkins, New York, New York.

EXPERTS

Our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of the Powertel Tower Operations at December 31, 1998 and for the year then ended, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.